Exhibit 99.1

1-800-FLOWERS.COM, Inc. Reports Results For Continuing Operations For Its Fiscal 2014 Third Quarter

  Total revenue for the quarter was $179.6 million, compared with $191.6 million in the prior year period, primarily reflecting the shift of the Easter holiday into the Company’s fiscal fourth quarter as well as the impact of severe winter weather throughout the period, particularly during the key Valentine holiday.
  EBITDA, excluding stock-based compensation, was $3.3 million, compared with $10.7 million in the prior year period.
  EPS from continuing operations was a loss of $0.02 per share, compared with a gain of $0.05 per share in the prior year period.

CARLE PLACE, N.Y.--(BUSINESS WIRE)--April 29, 2014--1-800-FLOWERS.COM, Inc. (NASDAQ:FLWS), the world’s leading florist and gift shop, today reported revenues from continuing operations of $179.6 million for its fiscal 2014 third quarter, ended March 30, 2014, compared with revenues from continuing operations of $191.6 million in the prior year period. The Company said the 6.3 percent decline was primarily driven by the shift of the Easter holiday into its fiscal fourth quarter, compared with the prior year when the holiday fell in the Company’s fiscal third quarter, as well as the impact of severe winter weather beginning in January and culminating with the winter storm that effected much of the country at the key Valentine holiday.

Gross profit margin for the third quarter was 41.0 percent, compared with 42.0 percent in the prior year period, reflecting both product mix and higher customer credits associated with the severe weather during the Valentine holiday. Operating expenses as a percent of revenue were 42.5 percent compared with 39.5 percent in the prior year period, reflecting the lower revenues during the quarter as well as increased marketing spending during the Valentine holiday period.

As a result of the aforementioned factors, EBITDA, excluding stock-based compensation, was $3.3 million, compared with $10.7 million in the prior year period. Net loss from continuing operations attributable to 1-800-FLOWERS.COM, Inc. was $1.4 million, or ($0.02) per share, compared with income of $3.1 million, or $0.05 per diluted share in the prior year period.

Jim McCann, CEO of 1-800-FLOWERS.COM, said, “The results of our fiscal third quarter reflect the shift of the Easter holiday into our fourth quarter this year, compared with last year when the holiday was in our fiscal third quarter, as well as the impact of the severe winter weather experienced across much of the country beginning in January and culminating in the storm that hit on February 13th, thereby disrupting the key Valentine holiday. Regarding the Easter shift, we anticipate capturing all of the top and bottom-line benefits associated with the holiday across all three of our business segments during our current fiscal fourth quarter.”

McCann said that the Company was proud of its efforts to help customers deliver smiles during the Valentine holiday, despite the challenging weather. “Our proactive planning for severe weather around the Valentine holiday, which we dubbed ‘Operation Love Storm,’ enabled us to utilize our unique distribution platform, particularly our BloomNet network of professional florists, to deliver millions of smiles for our customers throughout the country, including regions hit hardest by the snow and ice storms.

“In addition, throughout the holiday period, our dedicated customer service associates – including our home agents and our internal social-media communications teams – did an exemplary job of responding to each and every customer inquiry and issue we received. As a result, we were heartened by the post-holiday accolades we received in the blogosphere for our open and transparent communications policy on Twitter and Facebook. All of these efforts reflect our many years of experience as the world’s leading florist and gift shop as well as our unparalleled passion for providing great service and delivering smiles. We believe this focus positions us well to deliver solid year-over-year growth during our current fiscal fourth quarter which features the spring gifting occasions including Easter, Administrative Professionals Week, Mother’s Day, Graduation and Wedding season and Father’s Day.”

During the fiscal third quarter, the Company attracted 675,000 new customers. Approximately 1.6 million customers placed orders during the quarter, of whom 58.4 percent were repeat customers. This reflects the Company’s successful efforts to engage with its customers with truly original product designs and relevant marketing programs that help deepen its relationships as their trusted Florist and Gift Shop for all of their celebratory occasions.

The Company provides selected financial results for its 1-800-FLOWERS.COM® Consumer Floral, BloomNet® wire service and Gourmet Foods and Gift Baskets business segments in the tables attached to this release and as follows:

SEGMENT RESULTS FROM CONTINUING OPERATIONS:

  1-800-FLOWERS.COM Consumer Floral: During the fiscal 2014 third quarter, revenues in this segment grew 1.0 percent to $122.3 million, compared with $121.0 million in the prior year period. Revenues for the quarter included approximately $2.7 million resulting from the consolidation of the operating results of iFlorist, a UK floral gift provider in which the Company increased its investment to a majority position during the second quarter of fiscal 2014. Revenue growth was impacted by the aforementioned shift of the Easter holiday into the Company’s fiscal fourth quarter this year, compared with the prior year period when the holiday fell in the Company’s fiscal third quarter, as well as the impact of the severe winter weather during the period. Gross margin for the quarter was 38.9 percent, down 110 basis points compared with 40.0 percent in the prior year period, reflecting the impact of lower margins associated with the aforementioned iFlorist business as well as higher customer credits due to the impact of severe weather during the Valentine holiday. As a result of these factors, coupled with increased marketing spending for the Valentine holiday which was negated by the February 13th storm, contribution margin was $11.2 million, compared with $13.9 million in the prior year period.

  BloomNet Wire Service: Revenues for the quarter were $22.6 million, essentially flat compared with $22.8 million in the prior year period. Gross margin for the quarter increased 330 basis points to 53.2 percent, compared with 49.9 percent, reflecting revenue mix, which included growth in sales of higher-margin services, such as web-marketing and directory advertising programs as well as pricing initiatives. As a result of these factors, segment contribution margin was $7.1 million, compared with $7.0 million in the prior year period.
  Gourmet Food and Gift Baskets: Revenues for the fiscal third quarter were $35.3 million, compared with $48.3 million in the prior year period. The decline in revenues primarily reflected the aforementioned shift of the Easter holiday into the Company’s fiscal fourth quarter as well as the severe winter weather during the period and lower wholesale orders for the Company’s chocolate brands. Gross margin was 38.7 percent, compared with 42.4 percent, primarily reflecting the lower revenues in the quarter as well as product mix. Segment contribution margin was a loss of $3.2 million, compared with a gain of $1.6 million in the prior year period.

Company Guidance:

The Company said that, based on its results through the first nine months of the fiscal year and including the aforementioned impact of severe weather in January and February that culminated with the winter storms on the Valentine holiday, it expects to achieve revenue growth across all three of its business segments for the year with consolidated revenue growth for the year in the low-to-mid-single-digit range. Regarding bottom-line results, the Company anticipates EBITDA and EPS for the year will be flat to down slightly compared with the prior year. Free Cash Flow for the year is now expected to be in a range of approximately $10-to-$15 million.

Definitions:

* EBITDA: Net income (loss) before interest, taxes, depreciation, amortization. Free Cash Flow: net cash provided by operating activities less capital expenditures. Category contribution margin: earnings before interest, taxes, depreciation and amortization, before the allocation of corporate overhead expenses. The Company presents EBITDA and Adjusted EBITDA from continuing operations because it considers such information meaningful supplemental measures of its performance and believes such information is frequently used by the investment community in the evaluation of similarly situated companies. The Company also uses EBITDA and Adjusted EBITDA as factors used to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA and Adjusted EBITDA to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and Adjusted EBITDA are also used by the Company to evaluate and price potential acquisition candidates. EBITDA, Adjusted EBITDA and Free Cash Flow have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are: (a) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and Free Cash Flow should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is the world’s leading florist and gift shop. For more than 35 years, 1-800-FLOWERS® (1-800-356-9377 or www.1800flowers.com) has been helping deliver smiles for our customers with gifts for every occasion, including fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections, candles, balloons and plush stuffed animals. As always, our 100% Smile Guarantee backs every gift. 1-800-FLOWERS.COM has been honored in Internet Retailer’s “Hot 500 Guide” for 2013. The 1-800-FLOWERS.COM mobile commerce site was recognized with a Gold Award in the Ecommerce/Shopping category of the 2012 Horizon Interactive Awards. 1-800-FLOWERS.COM was also rated number one vs. competitors for customer service by STELLAService in 2011 and named by the E-Tailing Group as one of only nine online retailers out of 100 benchmarked to meet the criteria for Excellence in Online Customer Service in 2011. The Company’s BloomNet® international floral wire service (www.mybloomnet.net) provides a broad range of quality products and value-added services designed to help professional florists grow their businesses profitably. The Company’s Gourmet Foods and Gift Baskets offering includes gifts such as popcorn and specialty treats from: The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com); cookies and baked gifts from Cheryl’s® (1-800-443-8124 or www.cheryls.com); premium chocolates and confections from Fannie May® confections brands (www.fanniemay.com and www.harrylondon.com); gift baskets and towers from 1-800-Baskets.com® (www.1800baskets.com); carved fresh fruit arrangements from FruitBouquets.comsm (www.fruitbouquets.com); top quality steaks and chops from Stock Yards® (www.stockyards.com). The Company’s Celebrations® brand (www.celebrations.com) is a leading online destination for party planning ideas and tips and its FineStationery.com® (www.finestationery.com) brand provides premium branded customizable invitations and personal stationery for all occasions. 1-800- FLOWERS.COM, Inc. is involved in a broad range of corporate social responsibility initiatives including continuous expansion and enhancement of its environmentally-friendly “green” programs as well as various philanthropic and charitable efforts. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.

Special Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “estimate,” “expects,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” or similar words or phrases. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results expressed or implied in the forward- looking statements, including, among others: the Company’s ability to achieve its revenue growth guidance for fiscal 2014 including revenue growth across all three of its business segments with consolidated revenue growth in the low-to-mid-single digit range and bottom-line results, including EBITDA and EPS flat to down slightly, compared with the prior year; its ability to generate Free Cash Flow in a range of approximately $10-to-$15 million for the year; the Company’s ability to recoup the revenues associated with the Easter holiday in the fourth quarter of its fiscal 2014 year; its ability to manage the seasonality of its businesses; its ability to cost effectively acquire and retain customers; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether as a result of new information, future events or otherwise, made in this release or in any of its SEC filings except as may be otherwise stated by the Company. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties.

Conference Call:

The Company will conduct a conference call to discuss the above details and attached financial results today, Tuesday, April 29, 2014 at 11:00 a.m. (EDT). The call will be “web cast” live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM web site at www.1800flowersinc.com A recording of the call will be posted on the Investor Relations section of the Company’s web site within two hours of the call’s completion. A telephonic replay of the call can be accessed for 48 hours beginning at 2:00 p.m. EDT on the day of the call at: 1-855-859-2056 or 1-404-537-3406; Conference ID: 27099178

Note: Attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.

1-800-FLOWERS.COM, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands)

	March 30, 2014	June 30, 2013

Assets
Current assets:
Cash and equivalents	$1,314	$154
Receivables, net	17,092	14,957
Inventories	61,441	55,756
Deferred tax assets	7,780	5,746
Prepaid and other	5,874	9,941
Current assets of discontinued operations	1,133	6,095
Total current assets	94,634	92,649

Property, plant and equipment, net	55,886	52,943
Goodwill	54,008	47,943
Other intangibles, net	45,176	43,276
Deferred tax assets	1,755	2,127
Other assets	8,264	10,086
Non-current assets of discontinued operations	1,262	1,049
Total assets	$260,985	$250,073

Liabilities and equity
Current liabilities:
Accounts payable	$18,335	$26,235
Accrued expenses	54,941	45,044
Current maturities of long-term debt and obligations under capital leases	394	-
Current liabilities of discontinued operations	940	4,484
Total current liabilities	74,610	75,763

Other liabilities	5,565	5,039
Total liabilities	80,175	80,802
Total stockholders’ equity	177,584	169,271
Noncontrolling interest in subsidiary	3,226	-
Total equity	180,810	169,271
Total liabilities and equity	$260,985	$250,073

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Operations (In thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	March 30, 2014	March 31, 2013	March 30, 2014	March 31, 2013

Net revenues:
E-commerce (combined online and telephonic)	$139,918	$144,555	$400,893	$397,441
Other	39,673	47,027	168,083	165,093
Total net revenues	179,591	191,582	568,976	562,534
Cost of revenues	106,048	111,125	333,159	328,171
Gross profit	73,543	80,457	235,817	234,363

Operating expenses:
Marketing and sales	51,581	51,439	143,716	138,645
Technology and development	6,045	5,613	16,762	16,372
General and administrative	13,865	13,757	41,944	40,172
Depreciation and amortization	4,932	4,838	14,657	13,806
Total operating expenses	76,423	75,647	217,079	208,995
Operating income (loss)	(2,880)	4,810	18,738	25,368
Interest expense, net	249	199	959	1,024
Income (loss) from continuing operations before income taxes	(3,129)	4,611	17,779	24,344
Income tax expense (benefit)	(1,391)	1,491	6,590	9,161
Income (loss) from continuing operations	(1,738)	3,120	11,189	15,183
Income (loss) from discontinued operations, net of tax	75	(481)	(381)	(1,140)
Adjustment to loss on sale of discontinued operations, net of tax	(62)	-	815	-
Income (loss) from discontinued operations, net of tax	13	(481)	434	(1,140)
Net income (loss)	(1,725)	2,639	11,623	14,043
Less: Net loss attributable to noncontrolling interest	(300)	-	(341)	-
Net income (loss) attributable to 1-800-FLOWERS.COM, Inc.	$(1,425)	$2,639	$11,964	$14,043

Basic income (loss) per share attributable to 1-800-FLOWERS.COM, Inc.
Continuing operations	$(0.02)	$0.05	$0.18	$0.24
Discontinued operations	0.00	(0.01)	0.01	(0.02)
Net income (loss)	$(0.02)	$0.04	$0.19	$0.22

Diluted income (loss) per share attributable to 1-800-FLOWERS.COM, Inc.			64,218	64,218
Continuing operations	$(0.02)	$0.05	$0.17	$0.23
Discontinued operations	0.00	(0.01)	0.01	(0.02)
Net income (loss)	$(0.02)	$0.04	$0.18	$0.21

Weighted average shares used in the calculation of income (loss) per common share
Basic	64,214	64,256	64,010	64,528
Diluted	64,214	66,111	66,429	66,647

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Cash Flows (In thousands)

	Nine Months Ended
	March 30,	March 31,
	2014	2013

Operating activities
Net income	$11,623	$14,043
Reconciliation of net income to net cash provided by operations:
Operating activities of discontinued operations	869	(10)
Adjustment to loss on sale of discontinued ops	(815)	-
Depreciation and amortization	14,657	13,839
Amortization of deferred financing costs	229	343
Deferred income taxes	(1,376)	(1,337)
Bad debt expense	1,027	762
Stock based compensation	3,491	3,397
Other non-cash items	433	213
Other non-cash items:
Receivables	(5,492)	(10,500)
Inventories	(5,585)	(4,133)
Prepaid and other	4,162	2,226
Accounts payable and accrued expenses	197	7,694
Other assets	(274)	(464)
Other liabilities	426	662
Net cash provided by operating activities	23,572	26,735

Investing activities
Acquisitions, net of cash acquired	(1,385)	(2,000)
Capital expenditures, net of non-cash expenditures	(14,458)	(15,118)
Purchase of investment	8	(1,337)
Other	10	22
Investing activities of discontinued operation	500	-
Net cash used in investing activities	(15,325)	(18,433)

Financing activities
Acquisition of treasury stock	(7,423)	(8,921)
Proceeds from exercise of employee stock options	334	67
Proceeds from bank borrowings	120,000	47,000
Repayment of bank borrowings	(120,002)	(58,250)
Repayment of capital lease obligations	-	(48)
Other	4	-
Net cash used in financing activities	(7,087)	(20,152)

Net change in cash and equivalents	1,160	(11,850)
Cash and equivalents:
Beginning of period	154	28,854
End of period	$1,314	$17,004

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Segment Information (in thousands)

	Three Months Ended			Nine Months Ended
	March 30,	March 31,		March 30,	March 31,
	2014	2013	% Change	2014	2013	% Change

Net revenues from continuing operations:
1-800-Flowers.com Consumer Floral	$122,256	$121,006	1.0%	$290,938	$285,608	1.9%
BloomNet Wire Service	22,571	22,819	-1.1%	62,829	61,320	2.5%
Gourmet Food & Gift Baskets	35,330	48,298	-26.8%	216,193	216,509	-0.1%
Corporate (*)	202	200	1.0%	600	594	1.0%
Intercompany eliminations	(768)	(741)	-3.6%	(1,584)	(1,497)	-5.8%
Total net revenues from continuing operations	$179,591	$191,582	-6.3%	$568,976	$562,534	1.1%

	Three Months Ended			Nine Months Ended
	March 30,	March 31,		March 30,	March 31,
	2014	2013	% Change	2014	2013	% Change

Gross profit from continuing operations:
1-800-Flowers.com Consumer Floral	$47,565	$48,455	-1.8%	$113,166	$112,701	0.4%
	38.9%	40.0%		38.9%	39.5%

BloomNet Wire Service	12,019	11,382	5.6%	33,566	30,974	8.4%
	53.2%	49.9%		53.4%	50.5%

Gourmet Food & Gift Baskets	13,686	20,472	-33.1%	88,328	90,039	-1.9%
	38.7%	42.4%		40.9%	41.6%

Corporate (*)	273	148	84.5%	757	649	16.6%
	135.1%	74.0%		126.2%	109.3%

Total gross profit from continuing operations	$73,543	$80,457	-8.6%	$235,817	$234,363	0.6%
	(41.0%)	(42.0%)		(41.4%)	(41.7%)

	Three Months Ended			Nine Months Ended
	March 30,	March 31,		March 30,	March 31,
	2014	2013	% Change	2014	2013	% Change

EBITDA from continuing operations, excluding stock-based compensation:
Category Contribution Margin (**)
1-800-Flowers.com Consumer Floral	$11,165	$13,902	-19.7%	$26,274	$31,074	-15.4%
BloomNet Wire Service	7,079	6,952	1.8%	20,043	18,797	6.6%
Gourmet Food & Gift Baskets	(3,180)	1,605	-298.1%	25,817	26,926	-4.1%
Category Contribution Margin Subtotal	15,064	22,459	-32.9%	72,134	76,797	-6.1%
Corporate (*)	(13,012)	(12,811)	-1.6%	(38,739)	(37,623)	-3.0%
EBITDA from continuing operations	$2,052	$9,648	-78.7%	$33,395	$39,174	-14.8%
Add: Stock-based compensation	1,279	1,093	17.1%	3,491	3,397	2.8%
EBITDA from continuing operations, excluding stock-based compensation	$3,331	$10,741	-69.0%	$36,886	$42,571	-13.4%

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information (in thousands)

	Three Months Ended		Nine Months Ended
	March 30, 2014	March 31, 2013	March 30, 2014	March 31, 2013
Reconciliation of income (loss) from continuing operations to income (loss) from continuing operations attributable to 1-800-FLOWERS.COM, Inc.
Income (loss) from continuing operations	$(1,738)	$3,120	$11,189	$15,183
Less: Net loss attributable to noncontrolling interest	(300)	-	(341)	-
Income (loss) from continuing operations attributable to 1-800-FLOWERS.COM, Inc.	$(1,438)	$3,120	$11,530	$15,183

	Three Months Ended		Nine Months Ended
	March 30, 2014	March 31, 2013	March 30, 2014	March 31, 2013
Reconciliation of Income (loss) from continuing operations attributable to 1-800-FLOWERS.COM, Inc. to EBITDA from continuing operations, excluding stock-based compensation (**):
Income (loss) from continuing operations attributable to 1-800-Flowers.com, Inc.	$(1,438)	$3,120	$11,530	$15,183
Add:
Interest expense, net	249	199	959	1,024
Depreciation and amortization	4,932	4,838	14,657	13,806
Income tax expense		1,491	6,590	9,161
Less:
Income tax benefit	1,391	-	-	-
Net loss attributable to noncontrolling interest	300	-	341
EBITDA from continuing operations	$2,052	$9,648	$33,395	$39,174
Add: Stock-based compensation	1,279	1,093	3,491	3,397
EBITDA from continuing operations, excluding stock-based compensation	$3,331	$10,741	$36,886	$42,571

(*)

Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Stock-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific segment.

(**)

Performance is measured based on segment contribution margin or segment Adjusted EBITDA, reflecting only the direct controllable revenue and operating expenses of the segments. As such, management’s measure of profitability for these segments does not include the effect of corporate overhead, described above, depreciation and amortization, other income (net), nor does it include one-time charges or gains. Management utilizes EBITDA, and adjusted financial information, as a performance measurement tool because it considers such information a meaningful supplemental measure of its performance and believes it is frequently used by the investment community in the evaluation of companies with comparable market capitalization. The Company also uses EBITDA and adjusted financial information as one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA and adjusted financial information to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and adjusted financial information is also used by the Company to evaluate and price potential acquisition candidates. EBITDA and adjusted financial information have limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

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CONTACT:
1-800-FLOWERS.COM, Inc.
Investors:
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
or
Media:
Yanique Woodall, 516-237-6028
ywoodall@1800flowers.com